EXHIBIT NO. 5.02

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors Nannaco, Inc.

I consent to the incorporation by reference in the registration statement on Form S-8 of Nannaco, a Texas corporation, of my report dated January 3, 2003 relating to the statements of operations and retained deficits, statement of cash flows, and the statement of stockholders equity for the years ended September 30, 2002 and 2001.

/s/ James J. Taylor, Certified Public Accountant


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